Filed Pursuant to Rule 424(b)(3)
File Number 333-136457
PROSPECTUS SUPPLEMENT NO. 14
to Prospectus dated October 31, 2006
(Registration Nos. 333-127938, 333-130577, 333-136457)
MICROMED CARDIOVASCULAR, INC.
     This Prospectus Supplement No. 14 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006, Prospectus Supplement No. 2 dated March 19, 2007, Prospectus Supplement No. 3 dated May 1, 2007, Prospectus Supplement No. 4 dated May 15, 2007, Prospectus Supplement No. 5 dated May 25, 2007, Prospectus Supplement No. 6 dated June 12, 2007, Prospectus Supplement No. 7 dated May 15, 2007, Prospectus Supplement No. 8 dated August 15, 2007, Prospectus Supplement No. 9 dated October 3, 2007, Prospectus Supplement No. 10 dated October 31, 2007, Prospectus Supplement No. 11 dated November 20, 2007, Prospectus Supplement No. 12 dated January 23, 2008 and Prospectus Supplement No. 13 dated February 6, 2008. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 14 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12 and Prospectus Supplement No. 13.
     This Prospectus Supplement No. 14 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).
•	Current Report on Form 8-K filed with the SEC on February 20, 2008.
     Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus Supplement No. 14 is February 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 14, 2008
MICROMED CARDIOVASCULAR, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	000-51487 (Commission File Number)	98-0228169 (I.R.S. Employer Identification Number)
8965 Interchange Drive
Houston, Texas 77054
(Address of principal executive offices) (Zip Code)
(713) 838-9210
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Effective February 11, 2008, the company entered into an employment agreement with Deanne Yartz, under which Ms. Yartz will serve as Chief Financial Officer of the company. Since October 8, 2007, Ms. Yartz has served as the company’s Chief Financial Officer under an agreement between the company and Agility Business Partners, LLC, which agreement the parties agreed to terminate effective as of February 8, 2008. Under the terms of the employment agreement, Ms. Yartz will (i) receive of salary of $150,000 annually, (ii) be eligible to receive stock options at the discretion of the board of directors, and (iii) be eligible to receive an incentive bonus of $30,000 based on milestones to be determined by the board of directors. The employment agreement may be terminated at any time for any reason by either the company or Ms. Yartz.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
(Registrant)
/s/ ROBERT BENKOWSKI
Robert Benkowski,
Chief Executive Officer

DATE: February 20, 2008